UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2008

IMCLONE SYSTEMS INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-19612	04-2834797
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Varick Street
New York, New York 10014
(Address of principal executive offices) (Zip Code)

(212) 645-1405
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

ImClone Systems Incorporated (the “Company”) announced today that Kenneth J. Zuerblis, age 49, has been named Senior Vice President and Chief Financial Officer.  Mr. Zuerblis has more than 25 years of financial and operational management experience. Prior to joining the Company, Mr. Zuerblis worked at Enzon Pharmaceuticals, Inc., a biopharmaceutical company focused on the treatment of cancer and other life-threatening conditions, from 1991 until 2005, and was the chief financial officer starting in 1994. Prior to joining Enzon Pharmaceuticals, Inc., Mr. Zuerblis was at KPMG LLP where he held positions of increasing responsibility over a ten-year period, serving in various advisory roles, including strategic business, tax, audit, and debt and equity financings. Mr. Zuerblis is a certified public accountant and has a degree in accounting from Seton Hall University.

Mr. Zuerblis signed a letter agreement with the Company. Pursuant to the letter agreement, he will receive an annual base salary of $375,000, which amount shall be pro-rated to reflect service commencing on March 31, 2008. In addition, Mr. Zuerblis will be eligible to receive an annualized bonus for 2008 based on a current target range of 38-43%. Mr. Zuerblis will also receive a grant of 80,000 stock options vesting over four years pursuant to the Company’s 2006 Stock Incentive Plan. In the event Mr. Zuerblis’s employment is terminated by the Company without cause, or in the event Mr. Zuerblis terminates his employment with good reason, Mr. Zuerblis will be entitled to severance in an amount equal to 12 months of base salary plus a pro rated bonus for the year of termination, subject to his execution and non-revocation of a release of claims against the Company and its affiliates. In addition, in the event of such a termination, the stock option grant will vest immediately and become exercisable for a period of 90 days.

The text of the related press release, which is attached as Exhibit 99.1, is incorporated by reference herein in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMCLONE SYSTEMS INCORPORATED (Registrant)
	By:	/s/ Gregory T. Mayes
Dated: March 31, 2008		Gregory T. Mayes
Vice President and Interim General Counsel